Exhibit 99.9

NYSE Euronext Welcomes LBI International to its European Market

Amsterdam, Brussels, Lisbon, London, Paris, August 5, 2010 – As of August 5th LBi International N.V. (LBi), Europe’s largest marketing and technology agency, will be listed solely on NYSE Euronext. The entity is the result of a merger between LBI International AB (formerly dual-listed on Nasdaq OMX Stockholm and NYSE Euronext) and Obtineo Netherlands Holding N.V. The single NYSE Euronext listing of the new entity marks the launch of a much larger, more robust and better-integrated LBi as well as the next phase in LBi’s future. The company provides the full range of digital capabilities, including digital strategy, branded content, service design, media, CRM, technology, managed hosting and support services.

After opening, the first market price (ex-rights) of LBi (ticker symbol: LBI) on NYSE Euronext Amsterdam was € 1.45 per share. Based on the total number of 130,215,208 shares the total market capitalization of the company at opening price amounted to € 189,000,000.

Trading in the rights on NYSE Euronext Amsterdam will commence on 11 August 2010 and will continue until 1 September 2010. Upon completion of the rights offering, the total number of shares outstanding will be approximately 140,000,000.

Luke Taylor, CEO of LBi International N.V. commented: “Given our strong Dutch heritage and the global reach of our business, NYSE Euronext Amsterdam is a logical place for LBi to list. With a listing only on NYSE Euronext, we will be able to target the capital markets more intensively and create better visibility for the company and its shareholders.”

“We are delighted that LBi International N.V chose NYSE Euronext as the market place for their sole listing”, added Cees Vermaas, Chairman of NYSE Euronext Amsterdam. “We are committed to contribute to the further growth and global expansion plans of LBi.

Ronald Kent, Group Executive Vice President and Head of International Listings at NYSE Euronext said: “We look forward to a continuous strong partnership, providing the company and its shareholders with the best level of market quality, services and global brand visibility.”

To mark today’s special occasion, Luke Taylor sounded the gong which denotes the opening of NYSE Euronext’s European market. He was accompanied by LBi International and NYSE Euronext executives and the listing agent.

About LBi International N.V.

LBi is the leading European marketing and technology agency, blending insight, creativity and expertise to solve business problems. The largest genuinely full service agency of its kind in Europe, LBi provides the full range of digital capabilities, including digital strategy, branded content, service design, media, CRM, technology, managed hosting and support services. The Company employs over 1,600 professionals in 15 countries located primarily in the major European ,American and Asian business centres, such as Amsterdam, Atlanta, Berlin, Brussels, Copenhagen, London, Milan, Mumbai, New York, Paris and Stockholm.

About NYSE Euronext.

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: www.nyx.com.

IMPORTANT NOTICE

The LBi shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved of the LBi shares or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The LBi shares will be offered to holders resident in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The LBi shares may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

This rights issue relates to securities of a Dutch company. The rights issue is subject to disclosure requirements of the Netherlands which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Dutch standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.